UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Bionomics Limited

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

200 Greenhill Road Eastwood, SA 5063 Australia November 13, 2024

Explanatory Note

On November 12, 2024, Bionomics Limited, an Australian corporation (“Bionomics”), filed with the Securities and Exchange Commission a definitive proxy statement on Schedule 14A (the “Proxy Statement”) relating to a special meeting of Bionomics shareholders to vote upon a Scheme of Arrangement under Australian law to effect a re-domiciliation to Delaware.

This supplement to the Proxy Statement (the “Supplement”) is being filed solely to correct an inadvertent error with respect to the description of the record date to be established by the Depositary for receipt of Neuphoria Shares upon implementation of the Scheme. While the voting record date for ADS Holders is October 25, 2024, the record date for ADS Holders to receive Neuphoria Shares under the Scheme will be determined by the Depositary using reasonable efforts to establish such record date as close as practicable to the record date for holders of ordinary shares under the Scheme.

The following text replaces, in its entirety, the third paragraph in the letter from the Chair of Bionomics in the Proxy Statement:

If the Scheme is approved by Bionomics shareholders and the Court, then all outstanding Bionomics Shares will be transferred to Neuphoria and the holders of Bionomics Shares as of the record date for the Scheme (the “Record Date” and such holders, the “Scheme Participants”) will receive one share of common stock of Neuphoria (“Neuphoria Share”) for every 2,160 Bionomics Shares owned. Holders of Bionomics ADSs (“ADS Holders”) will receive one Neuphoria Share in exchange for every 12 Bionomics ADSs held as of the record date established by the Depositary, which date the Depositary will use reasonable efforts to establish as close as practicable to the Record Date. Upon completion of the Scheme, Bionomics will become a wholly owned subsidiary of Neuphoria, with Neuphoria becoming the successor issuer of Bionomics. It is anticipated that Neuphoria Shares will trade on Nasdaq under the ticker symbol “NEUP”.

This Supplement should be read in conjunction with the Proxy Statement. Except as specifically amended or supplemented by the information contained herein, this Supplement does not otherwise modify, amend or supplement the Proxy Statement, and the information contained in the Proxy Statement should be considered in voting your shares. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Capitalized terms used but not defined herein have the meanings set forth in the Proxy Statement.